Exhibit 99.1

Contact:

Mary McGowan

Summit IR Group Inc.

(408) 404-5401

mary@summitirgroup.com

Stratex Networks Appoints Larry Brittain Vice President,

Worldwide Sales and Service

SAN JOSE, Calif., April 18, 2005 – Stratex Networks, Inc. (Nasdaq: STXN), a leading provider of wireless transmission solutions, today announced the appointment of Larry Brittain as vice president, worldwide sales and service. Mr. Brittain will be responsible for the company’s global sales and service operations.

“Larry comes to Stratex Networks with 28 years of professional sales experience in the telecommunications industry, with broad accomplishments in global sales and the wireless infrastructure market,” said Chuck Kissner, chairman and chief executive officer of Stratex Networks, Inc. “I believe his experience in wireless networks, transmission systems, and data and voice switching, combined with his knowledge of international sales will enable Larry to make an immediate contribution as we continue to expand our sales opportunities with Eclipse™.”

“Stratex Networks is well-known for its ground-breaking technology and customer responsiveness,” said Brittain. “I look forward to expanding the customer base and to accelerating the conversion of existing clients to Eclipse, which is now becoming recognized around the world as one of the most innovative new products in the wireless transmission market.”

Brittain joins Stratex Networks from Ericsson, Inc. where he was most recently vice president, CDMA systems sales, responsible for their global CDMA business. Previously, he was the regional vice president, U.S., for Qualcomm. Prior to that, Brittain held a series of senior sales and marketing positions with Nortel Networks and Rockwell-

Collins. Brittain has a bachelor’s degree from the University of Texas and master’s degrees in business and international affairs from Columbia University

About Stratex Networks

With headquarters in San Jose, California, Stratex Networks, Inc. is one of the world’s leading providers of high-speed wireless transmission solutions. Since it was founded in 1984, Stratex Networks has achieved international recognition for quality, innovation, and technical superiority in delivering data, voice, and video communication systems, including comprehensive service and support. Stratex Networks, with its broad product offering and worldwide sales and support organization, is strategically positioned to serve its customers’ needs in wireless high-capacity transmission technology. Additional information is available at www.stratexnet.com .

Safe Harbor Statement

This press release contains statements that qualify as “forward-looking statements” under the Private Securities Litigation Reform Act of 1995, including statements relating to the Company’s expectations regarding future sales and the ability to expand its customer base, and convert current customers to the Eclipse wireless transmission platform. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of significant risks and uncertainties including unexpected delays in the schedule for shipments of Eclipse, negative trends in the general economic condition of the worldwide economy, order cancellations, postponements in product deliveries resulting in delayed revenue recognition, increased competition, downward pressures on the price of the Company’s products and services and the introduction of competing products and technologies. For a further discussion of these and other factors that impact the Company’s business in general, see the information provided under the heading “Factors That May Affect Future Financial Results” in the Company’s Quarterly Report on Form 10-Q for the period ended December 31, 2004, on file with the Securities and Exchange Commission.